EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Computer Sciences Corporation on Form S-8 of our report dated June 7, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph related to the change Computer Sciences Corporation made in its method of accounting for goodwill and other intangible assets, appearing in the Annual Report on Form 10-K of Computer Sciences Corporation for the fiscal year ended April 2, 2004.

/s/ Deloitte & Touche LLP

November 10, 2004
Los Angeles, California